EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to the incorporation by reference in registration statements (Nos. 33-21393, 33-53565, 333-78631, 333-78633, 333-70758, 333-70772, 333-146673, 333-152552, 333-133073, 333-158285, 333-165567, 333-188342, 333-217723 and 333-225111) on Forms S-8 of The Brink’s Company of our reports dated March 1, 2021, with respect to the consolidated balance sheet of The Brink’s Company as of December 31, 2020, and the related statements of operations, comprehensive income (loss), equity, and cash flows for the year then ended and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of The Brink’s Company.

Our report on the consolidated financial statements contains an explanatory paragraph that refers to a change in the method of accounting for leases. Our report dated March 1, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management excluded certain operations from G4S plc’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

/s/ KPMG LLP

Richmond, Virginia
March 1, 2021